UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Soliciting Material Pursuant to §240.14a-12

ACXIOM CORPORATION

(Name of Registrant as Specified In Its Charter)

VA PARTNERS, LLC

VALUEACT CAPITAL MASTER FUND, L.P.

VALUEACT CAPITAL MANAGEMENT, L.P.

VALUEACT CAPITAL MANAGEMENT, LLC

JEFFREY W. UBBEN

GEORGE F. HAMEL, JR.

PETER H. KAMIN

LOUIS J. ANDREOZZI

J. MICHAEL LAWRIE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 23, 2006, VA Partners, LLC issued the following press release:

VALUEACT CAPITAL SENDS LETTER RESPONDING TO RECENT STATEMENTS BY ACXIOM CHAIRMAN AND CHIEF EXECUTIVE CHARLES D. MORGAN

San Francisco, June 23, 2006 – ValueAct Capital Managing Member Jeffrey W. Ubben today sent a letter to Charles D. Morgan, Chairman and Chief Executive of Acxiom Corporation, responding to certain statements contained in a letter from Mr. Morgan to Mr. Ubben dated June 21, which letter, along with another Acxiom statement, were filed by Acxiom in an SEC Schedule 14A earlier this week.

The full text of Mr. Ubben’s letter to Mr. Morgan follows:

Dear Charles,

I acknowledge your invitation to attend the August 3 board meeting.

As you well know, my first objective was to work constructively with you and other members of the board to try to effect positive changes at Acxiom. To that end, I met with members of the nominating committee during the spring of 2005. Following that meeting, the board made it clear what it thought of input from large shareholders when it adopted and announced a policy that no large shareholder could serve on the Acxiom board. Notwithstanding that very strong message, we again accepted an invitation to meet with the board on November 22, 2005. The purported purpose was to discuss our offer to purchase all the stock of Acxiom at a 25% premium to the then market price as well as our willingness to consider paying even more if we received access to the company’s books and records. We made it clear how important we thought it was that the meeting be with the outside directors so we could have a discussion unencumbered by the interests of management. In the end, representatives of management attended the meeting and, not surprisingly, there was no dialogue. Questions we put to the board members were deemed “out of bounds” by your financial adviser.

These invitations and meetings have served no purpose other than to promote your objective of creating the illusion for your shareholders that you and the board are interested in a real dialogue. As ValueAct Capital is now focused on the proxy process, we understand that the real decision-makers are Acxiom’s outside shareholders who have been excluded from representation in your board room. We will address your board, in addition to all shareholders, but we will do so in a public forum, where all can see and judge our words and actions—rather than behind your closed doors—so that you cannot continue to misrepresent our communications, our actions, and our record of success.

You ask for suggestions about changes at Acxiom and we are happy to offer them. First, we believe that governance at Acxiom would be much improved if the board included significant shareholders whose interests are directly aligned with outside owners, and whose equity stakes outweigh their interest in the fees, consulting arrangements, and other perks that they receive as members of the board. If you had board members who share the perspective of a shareholder, they would understand that your promise to drive shareholder value rings hollow as the stock languishes below $25. Acxiom’s Fiscal 2006 results have demonstrated that our assessment of the business is as relevant as ever: your focus on driving sales growth with asset-intensive IT management contracts and over-investment in “revolutionary” grid technology investments has allowed Acxiom’s core services and data business to stagnate, as evidenced by the paltry internal growth of these businesses. The company’s chronic overstatement of its free cash flows continues as you ignore sizeable equipment and software purchases made via leases or installment arrangements. You speak of “record” results, and yet the meager free cash flow growth projected by Acxiom’s own Roadmap provides investors no reason to believe that your business plan will drive increased equity value.

We also want the board to focus on the profitability and free cash flow gap that exists between Acxiom and its peers. We want the board to focus on closing this gap, rather than on short-term earnings performance against the consensus expectations that you have fed to analysts. ValueAct Capital knows that if our nominees are elected on the board, we will intensify the board’s focus on the issues that drive value.

The issue with your planes isn’t whether you can find some business justification for any one trip or even 10 or 20 trips. What we want to see is a board that is focused on the results of the business and a board that understands the necessary distinction between personal and business activities. We want board members who have a strong economic incentive to spend the time required to develop a deep understanding of Acxiom’s business and the changes needed to create value. We understand that this is often hard for board members who don’t have a significant economic interest in the performance of the company. ValueAct Capital has that economic interest. We will spend the time.

Finally, we have been surprised and disappointed to learn that you have been inviting investors to fly to Little Rock at the company’s expense on Acxiom planes in order to solicit their votes for the management proxy slate. The proposed use of shareholders’ money in such a manner—in the shadow of a proxy vote in which the misuse of company resources is at issue—only serves to confirm our concerns about this matter. Warwick Sabin said it best in his May 18, 2006 editorial in the Arkansas Times regarding you and your use of the planes: it is, he wrote, “the hubris of the chauffeur who forgets that he doesn’t own the car he is driving.”

Very truly yours,

Jeff

Jeffrey W. Ubben

Managing Member

ValueAct Capital

About ValueAct Capital

ValueAct Capital, with $3.5 billion in investments, seeks to make active value investments in a limited number of companies. The firm’s principals have demonstrated expertise in sourcing investments in companies they believe to be fundamentally undervalued, and then working with management and/or the company’s board to implement strategies that generate superior returns on invested capital.

ADDITIONAL INFORMATION

On May 15, 2006, VA Partners, LLC, ValueAct Capital Master Fund, L.P., ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, Jeffrey W. Ubben, George F. Hamel, Jr., Peter H. Kamin, Louis J. Andreozzi and J. Michael Lawrie (collectively, the “Participants”) filed a preliminary proxy statement with the Securities and Exchange Commission with respect to the election of Jeffrey W. Ubben, Louis J. Andreozzi and J. Michael Lawrie to the Board of Directors of Acxiom Corporation at the 2006 Annual Meeting of Stockholders of Acxiom Corporation.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE FOR FREE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT WWW.SEC.GOV OR FROM THE PARTICIPANTS C/O GEORGESON INC., 17 STATE STREET, 10TH FLOOR, NEW YORK, NY 10004, TOLL FREE: (866) 316-4262.

INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THEIR SCHEDULE 13D INITIALLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 2005, AS SUBSEQUENTLY AMENDED ON FEBRUARY 23, 2005, MARCH 16, 2005, MAY 4, 2005, JUNE 3, 2005, JULY 12, 2005, JULY 13, 2005, SEPTEMBER 27, 2005, OCTOBER 18, 2005, OCTOBER 21, 2005, MARCH 31, 2006, MAY 15, 2006 AND JUNE 21, 2006.

THIS COMMUNICATION IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY COMMON STOCK. THE SOLICITATION AND OFFER TO PURCHASE COMMON STOCK WILL BE MADE, IF AT ALL, PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT WOULD BE FURNISHED TO STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. IF THESE MATERIALS ARE FURNISHED TO STOCKHOLDERS, STOCKHOLDERS SHOULD READ THEM CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. IN SUCH EVENT, STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FOR FREE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT WWW.SEC.GOV OR FROM THE PARTICIPANTS C/O GEORGESON INC., 17 STATE STREET, 10TH FLOOR, NEW YORK, NY 10004, TOLL FREE: (866) 316-4262.

Contact:	Todd F. Bourell

ValueAct Capital

617-531-5430